Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-238680) on Form S-3 and (Nos. 333-238627, 333-231781, 333-211298, 333-204308 and 333-258297) on Form S-8 of Intellicheck, Inc., of our report dated March 24, 2022, except for the effects of the restatement discussed in Note 2 to the financial statements, as to which the date is June 9, 2022, with respect to the balance sheets of Intellicheck, Inc., as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively the “financial statements”), which report is included in this Amendment No 1 on Form 10-K/A of Intellicheck, Inc.

/s/ EisnerAmper LLP
EISNERAMPER LLP
Iselin, New Jersey
June 9, 2022